Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), effective as of March 18, 2019, is entered into between Conversion Labs, Inc., a Delaware corporation (“Company” or “Employer”), a corporation, and Stefan Galluppi (“Employee”), an individual.

1. Employment, Duties and Acceptance

1.1 The Employee currently serves as the Company’s Chief Technology and Operations Officer. The Company and Employee desire to enter into this Agreement to define the terms of his employment. The Company shall employ Employee to render exclusive and full-time services as Chief Technology and Operations Officer of the Company and its subsidiaries, and in connection therewith to devote his best efforts to the affairs of the Company and its subsidiaries and to perform such duties as Employee shall reasonably be directed to perform by officers of the Company. Employee shall report directly to the Company’s Chief Executive Officer.

1.2 Employee hereby accepts such employment and agrees to render the services set forth in Section 1.1 hereof. Employee agrees to render such services where designated by Employer and Employee will travel on temporary trips to such other place or places as may be required from time to time to perform his duties hereunder. During the term hereof, Employee will not render any services for others, or for Employee’s own account, in the business of internet-based direct response marketing that in-licenses, acquires and creates innovative and proprietary products that are sold to consumers around the world via our technology infrastructure and relationships with agencies, third party marketers, and online advertising platforms such as Facebook, Google and Amazon and will not render any services to any supplier or significant customer of the Company or its subsidiaries. The Employee will devote substantially all of his business hours to, and, during such time, make the best use of his energy, knowledge and training in advancing the Employer’s interests. The Employee will diligently and conscientiously perform the duties of the Employee’s position within the general guidelines to be determined by the Employer. While the Employee is employed by the Company, the Employee will keep the Company informed of any other business activities or outside employment, and will promptly stop any activity or employment that might, in Employer’s sole determination, conflict with the Employer’s interests or adversely affect the performance of the Employee’s duties for the Company. Employee shall undertake any and all other actions necessary for the proper operation of the Employer’s business within the guidelines, policies and directives of the Employer. In furtherance of Employee’s obligations hereunder, Employee shall abide by all rules, regulations and policies of Employer. Employee agrees to abide by all supervision, orders, advice and direction of Employer. Employee agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all the duties which may be required of and from him, pursuant to the express and implicit terms hereof, to the satisfaction of Employer. Employee shall perform his duties at such locations as designated by the Company. Initially, Employee shall be based in the State of California.

1.3 Anything contained in this Agreement to the contrary notwithstanding, Employee shall have no authority whatsoever to bind Employer to any contracts or obligations with any third parties. Employee shall not convey or express to any third party, either directly or indirectly, that he has any authority whatsoever to bind Employer to any contracts. Employee agrees to indemnify and hold Employer harmless from the claims of any and all third parties who shall in any way claim that Employer is bound to an agreement based on representations made by Employee.

2. Term of Employment. This Agreement may be terminated without notice by either party at any time for any reason.

3. Compensation

3.1 As compensation for all services to be rendered pursuant to this Agreement to or at the request of Company, Company agrees to pay Employee a salary at the rate of One Hundred Twenty Thousand and No/100ths Dollars ($120,000) per annum (the “Salary”), payable in semi-monthly installments each month during Employee’s Term of Employment.

3.2 The Salary set forth hereinabove shall be payable in accordance with the regular payroll practices of the Company for employees. All payments hereunder shall be subject to the provisions of Section 4 hereof.

3.3 Employee shall be eligible to participate in all health, medical, dental, life insurance and stock option employee benefits as are available from time to time to other key executive employees (and their families) of the Company.

3.4 Employee shall be entitled to 3 weeks of paid vacation per year.

3.5 In addition to Employee’s Salary as stated herein, Employee shall be eligible for an annual discretionary bonus of up to 100% of Employee’s Salary.

4. Termination

4.1 Upon the termination of this Agreement for any reason all bonuses set forth in this Agreement which have not yet been paid as of the date of termination (whether or not same have otherwise been fully or partially earned) shall be forfeited by Employee and Employee shall have no further rights to such compensation or bonuses.

5. Protection of Confidential Information

5.1 Employee acknowledges that during the Term of this Agreement he will have access to, knowledge of and familiarity with the business of Company, its trade secrets and its other confidential information including, without limitation, client lists, client proposals, designs, scientific and technical information, marketing strategies, research and development data, inventions, discoveries, manufacturing methods, sales procedures, customer lists, future business plans, formulas, pricing, methods of operation and products which are of value to Company and not generally known to the public. In order to induce Company to enter into this Agreement, and to protect the Company’s proprietary interest in its trade secrets and confidential information, Employee agrees that at all times during the Term of this Agreement, or any extension, renewal, modification or amendment of the same, and for a period of two years after the termination of this Agreement, Employee shall not directly or indirectly, without the prior written consent of Company, disclose or divulge to any third parties, or otherwise use or suffer to be used, any of the trade secrets and confidential information as described herein of Company.

5.2 All documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company or its subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Employee, shall be the sole and exclusive property of the Company. The Employee shall safeguard all Documents and shall surrender to the Company at the time his consultancy terminates, or at such earlier time or times as the Company may specify, all Documents then in the Employee’s possession or control.

6. Covenant Against Solicitation of Customers. Employee agrees that during the Term of this Agreement and for a period of two (2) years immediately following termination of this Agreement, Employee shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospect of the Company, or any representative of any customer or prospect of the Company, with a view to the selling or providing of any program, product or service competitive or potentially competitive with any program, product, equipment or service sold or provided or under development by the Company during a period of two (2) years immediately preceding termination of this Agreement, provided, however, that the restrictions set forth in this Section 6 shall apply only to customers or prospects of the Company, or representatives of customers or prospects of the Company, with which Employee had contact during such two-year period. The actions prohibited by this section shall not be engaged in by Employee, directly or indirectly, whether as manager, owner, sales or service representative, agent, engineer, technician or otherwise. Employee hereby confirms and acknowledges that the covenant set forth in this Section is reasonable, appropriate and necessary to protect the interest of the Employer, and will not cause undue hardship on Employee.

7. Covenant against Competition. Employee hereby expressly covenants and agrees that Employee will not during the Term of this Agreement engage in any activity in competition with the business activities of Employer. Employee further agrees that for a period of two (2) years immediately following termination of this Agreement, within a fifty (50) mile radius of the address where Employee is working as of the date of the termination of this Agreement, Employee shall not for any reason whatsoever, conduct any activity that is competitive with the activities Employee conducted for Employer within one year prior to the termination of this Agreement.

8. Covenant against hiring employees of Employer. During the Term of this Agreement and through the period ending two (2) years after the termination of this Agreement, Employee agrees that he will not for any reason whatsoever, recruit, employ or attempt to recruit or employ or assist anyone else in recruiting or employing any employee of the Company.

9. Tolling of Restrictive Covenants. In the event the enforceability of any of the terms of Sections 5, 6, 7 or 8 of this Agreement shall be challenged in court and Employee is not enjoined from breaching any of the protective covenants contained in Sections 5, 6, 7 or 8 hereof, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods described in the challenged Section(s), or Paragraph(s), shall be deemed tolled upon the filing of the lawsuit in which the enforceability of the covenant is challenged until the dispute is finally resolved and all applicable appeal rights have expired.

10. Attorney Fee Indemnification for Enforcement of the Provisions of this Contract. The parties hereto agree that if either party is forced to engage the services of an attorney at law to enforce any of the provisions of this Agreement and is successful in so enforcing the provisions of this Agreement, the losing party shall indemnify the prevailing party for all attorney’s fees incurred by the prevailing party in bringing such an action to enforce said provisions.

11. Notices

11.1 All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, as follows:

If to Employee:

Stefan Galluppi
121 15th st. Huntington Beach CA. 92649

Email: stefan@conversionlabs.com

With a copy to:

If to Company:

Conversion Labs, Inc.

Attn: Justin Schreiber, Chief Executive Officer

Email: justin@jlsventures.com

With a copy to:

Lucosky Brookman LLP

101 Wood Avenue South, Fifth Floor

Woodbridge, NJ 08830

Attn: Lawrence Metelitsa

Email: lmetelitsa@lucbro.com

Or to other addresses as either party may specify by written notice to the other as provided in this Article 11.1.

12. General

12.1 Employee acknowledges and warrants that his breach of any of the provisions contained in Sections 5, 6, 7 or 8 hereof would result in irreparable damage and injury to Employer which injury could not be adequately compensated by money damages or other legal remedies. Accordingly, in the event of such a breach of any of the provisions of Sections 5, 6, 7 or 8 hereof, in addition to any remedies which may be available to Employer, Employer may seek equitable relief for such breaches, including, without limitations, an injunction or an order for a specific performance. If Employer seeks to enjoin Employee from breaching any such provision of Sections 5, 6, 7 or 8, Employee hereby waives the defense that Employer has or will then have an adequate remedy at law. Nothing in this Section shall be deemed to limit Employer’s remedies at law or in equity for any breach by Employee of any provision of this Agreement which may be pursued or availed by Employer. Furthermore, nothing in this Paragraph 12.1 or otherwise contained in this Agreement shall limit, abridge or modify the rights of Employer in and to its trade secrets and confidential information under any applicable trade secret, trademark, patent, unfair competition or other law of the United States or any other jurisdiction.

12.2 This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements, and understandings. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. Without limiting the generality of the foregoing, in the event that any compensation or other monies payable hereunder shall be in excess of the amount permitted by any such statute, law, ordinance, or regulation, payment of the maximum amount allowed thereby shall constitute full compliance by Company with the payment requirements of this Agreement.

12.3 No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth.

12.4 The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors, and assigns. This Agreement, and Employee’s rights and obligations hereunder, may not be assigned by Employee. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets. Company may also assign this Agreement to any affiliate of Company; provided, however, that no such assignment shall (unless Employee shall so agree in writing) release Company of liability directly to Employee for the due performance of all of the terms, covenants, and conditions of this Agreement to be complied with and performed by Company. The term “affiliate”, as used in this agreement, shall mean any corporation, firm, partnership, or other entity controlling, controlled by or under common control with Company. The term “control” (including “controlling”, “controlled by”, and “under common control with”), as used in the preceding sentence, shall be deemed to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, firm, partnership, or other entity, whether through ownership of voting securities or by contract or otherwise.

12.5 This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

12.6 This Agreement shall be governed by and construed according to the laws of the State of New York applicable to agreements to be wholly performed therein.

12.7 The parties hereto expressly agree that it is not the intention of the parties hereto to violate any public policy, statutory or common law rules, regulations, treaties or decisions of any government or agency thereof. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such provision, such articles, sections, paragraphs, sentences, words, clauses or combinations thereof shall be inoperative in such jurisdiction and the remainder of this agreement shall remain binding upon the parties hereto and in full force and effect.

12.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH. OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BUYER TO ENTER INTO THIS AGREEMENT.

(See following page for execution signatures)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of March [DATE], 2019.

“COMPANY” or “EMPLOYER”		“EMPLOYEE”

Conversion Labs, Inc., a Delaware corporation

By:	/s/ Justin Schreiber	/s/ Stefan Galluppi
Print Name	Justin Schreiber	Stefan Galluppi, an individual
Print Title	CEO

March 18, 2019		3-18-19
Date		Date